Exhibit 4.1

Execution Version

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of December 2, 2015, by and among GE EQUIPMENT MIDTICKET LLC, SERIES 2013-1, a Delaware limited liability company (the “Issuer”), GENERAL ELECTRIC CAPITAL LLC, a Delaware limited liability company (formerly known as General Electric Capital Corporation) (the “Resigning Administrator”), and GE CAPITAL US HOLDINGS, INC., a Delaware corporation (the “Successor Administrator”).

RECITALS

WHEREAS, Issuer and Resigning Administrator are parties to an Administration Agreement dated as of September 25, 2013 (the “Administration Agreement”); and

WHEREAS, the Resigning Administrator wishes to resign as Administrator under the Administration Agreement; the Issuer wishes to appoint the Successor Administrator to succeed the Resigning Administrator as Administrator under the Administration Agreement; and the Successor Administrator wishes to accept appointment as Administrator under the Administration Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Resigning Administrator and the Successor Administrator agree as follows:

ARTICLE ONE

THE RESIGNING ADMINISTRATOR

Section 1.          Definitions. Capitalized terms used in this Agreement and not otherwise defined herein are used as defined in the Administration Agreement.

Section 2.          Resignation. Pursuant to Sections 8(b) and 8(e) of the Administration Agreement, the Resigning Administrator hereby notifies the Issuer, the Servicer and the Indenture Trustee that the Resigning Administrator is hereby resigning as Administrator under the Administration Agreement, effective as of the Effective Time. The Issuer hereby consents to the resignation of the Resigning Administrator.

Section 3.          Appointment. The Issuer hereby appoints the Successor Administrator as Administrator under the Administration Agreement, effective as of the Effective Time, and confirms to the Successor Administrator all the rights, responsibilities, duties and liabilities of the Administrator under the Administration Agreement.

Section 4.          Acceptance of Appointment. (a) The Successor Administrator hereby accepts its appointment as Administrator under the Administration Agreement, effective as of the Effective Time, and agrees to perform the duties and obligations set forth therein and shall hereby be vested with all the rights, responsibilities, duties and liabilities of the Administrator under the Administration Agreement.

(b)         This Agreement shall not constitute (i) a waiver by any of the parties hereto of any obligation or liability which Resigning Administrator may have incurred in connection with its performance as Administrator under the Administration Agreement or (ii) an assumption by Successor Administrator of any liability of Resigning Administrator arising out of a breach by Resigning Administrator of its duties under the Administration Agreement. This Agreement does not constitute a waiver or assignment by Resigning Administrator of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Administration Agreement.

Section 5.          Waiver. Each of the Issuer and the Servicer, hereby waives the requirement to provide at least sixty (60) days’ prior written notice of the Resigning Administrator’s resignation pursuant to Sections 8(b) and 8(e) of the Administration Agreement.

Section 6.          Representations of Successor Administrator. The Successor Administrator hereby represents and warrants to the Resigning Administrator and to the Issuer that this Agreement has been duly authorized, executed and delivered on behalf of the Successor Administrator and constitutes its legal, valid and binding obligation.

Section 7.          Notices. For the purposes of Section 10 of the Administration Agreement, all notices, whether faxed or mailed, will be deemed received as provided in Section 10 of the Administration Agreement when sent pursuant to the following instructions:

TO THE RESIGNING ADMINISTRATOR:

General Electric Capital LLC

901 Main Avenue

Norwalk, Connecticut 06851

Attention: Legal Department

michael.paolillo@ge.com

With a copy to:

General Electric Capital LLC

201 Merritt 7

Norwalk, Connecticut 06851

Attention: Capital Markets - Securitization

charles.rhodes@ge.com

michael.paolillo@ge.com

TO THE SUCCESSOR ADMINISTRATOR:

GE Capital US Holdings, Inc.

901 Main Avenue
Norwalk, Connecticut 06851
Attention: Michael Paolillo
michael.paolillo@ge.com

2	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator

TO THE ISSUER:

GE Equipment Midticket LLC, Series 2013-1

10 Riverview Drive
Danbury, Connecticut 06810
Attention: Capital Markets Operations
Telephone: (203) 749-2101

Facsimile: (203) 749-4054

With a copy to:

GE Capital US Holdings, Inc.

901 Main Avenue
Norwalk, Connecticut 06851

Attention: Michael Paolillo
michael.paolillo@ge.com

Section 8.          Miscellaneous. (a) This Agreement is entered into and the resignation, appointment and acceptance effected hereby shall be effective as of 1:00 a.m. (New York time) on December 2, 2015 (the “Effective Time”); provided, that (i) each of the Issuer, the Resigning Administrator and the Successor Administrator shall have executed a counterpart of this Agreement and (ii) the Rating Agency Condition shall have been satisfied.

(b)         THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(c)         This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.

[Signature pages follow.]

3	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

GE EQUIPMENT MIDTICKET LLC,
SERIES 2013-1

By: CEF Equipment Holding, L.L.C., its Managing Member

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: President and Chief Executive Officer

S-1	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator

GENERAL ELECTRIC CAPITAL LLC,
as Resigning Administrator

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Authorized Signatory

S-2	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator

GE CAPITAL US HOLDINGS, INC., as Successor Administrator

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Authorized Signatory

S-3	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator

Solely for the purposes of the waiver set forth in Section 5 of this Agreement:

General electric capital LLC,
as Servicer

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Authorized Signatory

S-4	GEEMT 2013-1 Instrument of Resignation and Appointment –Administrator